EXHIBIT 99.2


                      UNION TEXAS PETROLEUM
                           (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

          UNION TEXAS PETROLEUM ANNOUNCES RESULTS
           OF OFFSHORE TUNISIA EXPLORATION WELL

     Houston, September 13, 1995 -- Union Texas Maghreb, Inc., a subsidiary of Union Texas Petroleum Holdings, Inc., today announced the results of an exploration well drilled on the Ramla block offshore Tunisia. Union Texas, as operator, said that while the M'Sela No. 1 well found a significant oil column and an active hydrocarbon system, poor reservoir quality at this location makes the accumulation non-commercial. Additional exploration drilling on the block is planned for 1996.

     The M'Sela well began drilling on June 2, 1995, and is in the process of being plugged and abandoned, after reaching a total depth of 2,922 meters (9,587 feet). Union Texas said the well encountered a 150-meter gross (492 foot) oil column in fractured volcanics, but only conducted a test over 30 meters (98 feet) of the oil column due to operational reasons. The testing produced flow rates of up to 1,100 barrels a day of 35 degree API gravity oil. Union Texas said that production at these rates from volcanics is not commercial and that future exploration drilling on the Ramla block would focus on other structures which would be expected to have different types of reservoir rock. The M'Sela well also flowed 15 degree API oil from a carbonate section below the volcanics.

     "Based on information from the M'Sela well, we are planning an active exploration program in this area during 1996. We expect to acquire up to 1,000 kilometers of additional seismic on the Ramla block, which would be followed with further exploration drilling in 1996," said
Union Texas Senior Vice President Art Peabody.

     The 1-million acre Ramla block is situated about 80 miles offshore in the Gulf of Gabes, approximately 140 miles southeast of the city of Tunis. Water depths in the area average about 200 feet.

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     Union Texas Maghreb, Inc., LL&E Tunisia Ltd., a
wholly-owned subsidiary of the Louisiana Land and Exploration Company, and "L'Entreprise Tunisienne d'Activities Petrolieres" (ETAP), the Tunisian National
Oil Company, are co-venturers in the Ramla block.  Union
Texas Maghreb has a 50% working interest and LL&E also has a 50% working interest. ETAP has the right to participate for up to a 50% working interest in the event that a discovery is developed on the Ramla block.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.




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A map of the Ramla block is available by contacting Union
Texas at 713-968-2712.